Exhibit 10.59

JetPay Corporation
3939 West Drive
Center Valley, Pennsylvania 18034

March 23, 2017

VIA FACSIMILE & OVERNIGHT DELIVERY

Flexpoint Fund II, L.P.
c/o Flexpoint Ford, LLC

676 N. Michigan Avenue, Suite 3300

Chicago, IL 60611

Facsimile No.: (312) 327-4525

Attention:	Charles E. Glew

Steven M. Michienzi

Sundara Investment Partners, LLC

725 Eagle Farm Road

Villanova, PA 19085

Facsimile No.:

Attention:	Laurence L. Stone

Gentlemen:

Reference is hereby made to that certain Amended and Restated Securities Purchase Agreement dated as of October 18, 2016 (the "Purchase Agreement"), by and among JetPay Corporation, a Delaware corporation (the "Company"), Flexpoint Fund II, L.P., a Delaware limited partnership ("Flexpoint"), and Sundara Investment Partners, LLC, a Delaware limited liability company (“Sundara” and together with Flexpoint, the “Purchasers”). Reference is hereby also made to that certain letter dated November 16, 2016 from Flexpoint to the Company on behalf of the Purchasers which provided notice of a claim for indemnification with respect to the Direct Air Matter (the "Claim Notice"). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Claim Notice, or if not defined therein, the Purchase Agreement.

The purpose of this letter agreement is to document an adjustment to the Conversion Price (as defined in the Certificate of Designation) applicable to the Preferred Stock of the Company held by the Purchasers as a result of the claims described in the Claim Notice. In accordance with Section 10.2(d) of the Purchase Agreement, the parties hereby agree that the Conversion Price applicable to the Preferred Stock of the Company held by the Purchasers shall be reduced to a price per share equal to $2.36 (the "Adjusted Conversion Price"), which reduction is being made in respect of the Indemnified Liabilities identified to date by the Company with respect to the Direct Air Matter. The parties each acknowledge and agree that the above-described Conversion Price adjustment is being made pursuant to Section 10.2(d) of the Purchase Agreement with respect to the Direct Air Matter and the Aggregate Direct Air Liabilities incurred as a result thereof and not as a settlement of claims. Accordingly, the Purchasers are not waiving their rights under the Purchase Agreement to indemnification for any Indemnified Liabilities not taken into account in calculating the Adjusted Conversion Price, whether because of inaccuracies in the accounting of the amount of Aggregate Direct Air Liabilities, the discovery of new information, or otherwise (including, without limitation, any new or different claims not related to the Direct Air Matter).

Notwithstanding the foregoing or anything to the contrary in the Purchase Agreement, the Purchasers hereby agree that the Conversion Price applicable to the Preferred Stock of the Company held by the Purchasers shall be subject to increase upon a successful recovery of funds by the Company as a result of its lawsuit against Valley National Bank, Civil Action No. 2:14-cv-7827 (D. N.J.)., related to the Direct Air Matter, which adjustment shall be calculated in a manner substantially similar to the procedure set forth in Section 10.2(d) of the Purchase Agreement, with such modifications as are necessary to calculate an increase to the Conversion Price rather than a reduction thereof. Except as provided herein, all other provisions of the Purchase Agreement remain unchanged and in full force and effect.

[Signature page follows]

jetpay corporation

		By:	/s/ Gregory M. Krzemien
		Name:	Gregory M. Krzemien
		Its:	Chief Financial Officer

Acknowledged, agreed and accepted
as of the date first written above:

FLEXPOINT FUND II, L.P.

By:	Flexpoint Management II, L.P.
Its:	General Partner

By:	Flexpoint Ultimate Management II, LLC
Its:	General Partner

By:	/s/ Donald J. Edwards
Name:	Donald J. Edwards
Its:	Manager

Sundara Investment Partners, LLC

By:	/s/ Laurence L. Stone
Name:	Laurence L. Stone
Its:	Chief Executive Officer